EXHIBIT 3.1
AMENDMENT TO BYLAWS OF
COUNTRYWIDE FINANCIAL CORPORATION
APRIL 18, 2007
     WHEREAS, the Board of Directors deems it to be in the best interests of Countrywide Financial Corporation (the “Company”) to amend its Bylaws as set forth below.
     NOW, THEREFORE, BE IT RESOLVED, that Article VIII of the Bylaws of the Company, be, and it hereby is, deleted in its entirety and replaced in its entirety as follows:
ARTICLE VIII
Indemnification of Directors, Officers, Employees and other Corporate Agents
Section 1: Action, Etc., Other than by or in the Right of the Corporation
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Corporation (other than a judicial action or suit brought by or in the right of the Corporation) by reason of the fact that he is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an “Agent”), against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.
Section 2: Action, Etc., by or in the Right of the Corporation
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was an Agent against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.
Section 3: Indemnification Against Expenses of Successful Party
Notwithstanding the other provisions of this Article VIII, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, such Agent shall be indemnified against all expenses incurred in connection therewith.
Section 4: Advances of Expenses
The right to indemnification contained in this Article VIII shall include the right to be paid by the Corporation the expense incurred in defending any such action, suit, proceeding or investigation for which such right to indemnification is applicable in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an Agent shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Agent, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Agent is not entitled to be indemnified for such expenses under this Article VIII or otherwise.
Section 5: Right of Agent to Indemnification Upon Application; Procedure Upon Application
Any indemnification or advance under this Article VIII shall be made promptly and in any event within ninety days, upon the written request of the Agent. The right to indemnification or advances as granted by this Article VIII shall be enforceable by the Agent in any court of competent jurisdiction, if the Board of Directors or independent legal counsel denies the claim, in the whole or in part, or if no disposition of such claim is made within ninety days. In any suit brought by an Agent to enforce his or her right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation must bear the burden of proof to show that the Agent is not entitled to indemnification or advancement of expenses. The Agent’s expenses incurred in connection with successfully establishing his right to indemnification or advancement of expenses, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

Section 6: Other Rights and Remedies
The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which an Agent seeking indemnification may be entitled under any Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the Agent who serves in such capacity at any time while these Bylaws and other relevant provisions of the general corporation law and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing. The execution of any other written contract for indemnification between the Agent and the Corporation shall in no way limit the rights of the Agent under this Article.
Section 7: Insurance
Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.
Section 8: Constituent Corporations
For the purposes of this Article VIII, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee, trustee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.
Section 9: Other Enterprises, Fines, and Serving at Corporation’s Request
For purposes of this Article VIII, references to “other enterprises” in Sections 1 and 8 shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee, trustee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, trustee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
Section 10: Indemnification of Employees and Agents
As determined by the Board of Directors, the Corporation may indemnify and advance expenses to an employee or agent of the Corporation to the same or a lesser extent that it shall indemnify officers and directors under this Article VIII.
Section 11: Savings Clause
If this Article VIII, or any portion thereof, shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding or an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated, or by any other applicable law.

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